Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED EPS $1.93

ADJUSTED DILUTED EPS $1.39, +11%

EXPECTS FULL YEAR 2018 ADJUSTED DILUTED EPS +12%-16% TO  $5.25 TO $5.45 RANGE

FOURTH QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.93, +56%; includes a $0.55 net discrete tax benefit from U.S. Tax Reform.
•	Adjusted diluted EPS $1.39, +11%, excluding special gains and charges and discrete tax items.
•	Reported sales +9%. Acquisition adjusted fixed currency sales + 6% with accelerated growth in all segments.
•	Improved sales gains, pricing, new product innovation and cost savings more than offset higher delivered product costs. Lower taxes and interest expense benefited the adjusted EPS gain.

2018 FORECAST:

•

2018 adjusted diluted EPS forecast is  $5.25 to $5.45, +12% to 16%, as improving volume and pricing growth in all segments are expected to more than offset higher delivered product costs to drive the strong earnings gain.

•	As previously disclosed, Ecolab expects tax reform to have an approximate $0.10 benefit to 2018 earnings per share.

	Fourth Quarter Ended December 31
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2017	2016	Change	2017	2016	Change
Net sales	$ 3,650.7	$ 3,352.1	9%	$ 3,650.7	$ 3,352.1	9%
Operating income	627.7	556.9	13%	593.9	564.8	5%
Net income attributable to Ecolab	565.9	366.3	54%	406.7	368.2	10%
Diluted earnings per share	$ 1.93	$ 1.24	56%	$ 1.39	$ 1.25	11%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2017	2016	Change	2017	2016	Change
Net sales	$ 3,555.5	$ 3,317.7	7%	$ 3,555.5	$ 3,317.7	7%
Operating income	610.8	551.7	11%	577.0	559.6	3%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., February 20, 2018:  New business gains, better pricing, product innovation and cost efficiencies more than offset higher delivered product costs, and along with a lower tax rate and interest expense, yielded an 11% increase in fourth quarter 2017 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “The fourth quarter showed continued sequential sales and profit growth acceleration as we delivered solid full year 2017 results in line with our forecast.  All segments reported improved sales volume and pricing growth in the quarter as they leveraged our strong product innovation portfolio and sales and service teams to drive the new business gains. Pricing exceeded delivered product costs and contributed to the operating income improvement. These were accomplished at the same time we improved our cost efficiency and made key investments to further our growth and industry leadership.

“We enter 2018 in a strong position, with strong sales momentum and compelling growth opportunities.  We serve a large market with robust potential in each of our core businesses, and we believe we have the right strategies and tactics in place to capitalize on them.  While we expect a good global economic environment in 2018, we also expect continued inflationary pressure, primarily in the cost of our raw materials.  We believe our current pricing momentum and new products and programs will enable us to more than offset the cost pressure, expand margins and drive double-digit earnings per share growth.

“We will also continue to invest in our future.  We have significantly increased our investment in digital technology during the last four years and we will increase that investment again in 2018.  This is already helping us deliver outsized value to customers, and has helped us secure several significant enterprise customer wins recently.  We are also continuing to invest in the modernization of our backbone ERP and HR systems.  Both the one-time implementation costs of these systems investments and the expected raw materials inflation disproportionally hit the first half, so we expect to see stronger earnings comparisons in the second half of the year.

“In short, we have terrific businesses with excellent prospects, and we have a strong team to realize them.  We remain focused on capitalizing on these opportunities and delivering superior results for our customers and shareholders in 2018 and beyond.”

Fourth Quarter 2017 Consolidated Results

Ecolab's fourth quarter reported sales increased 9% and fixed currency sales increased 7%. Acquisition and divestiture adjusted fixed currency sales increased 6% when compared to the prior year.

Fourth quarter 2017 reported operating income increased 13%, fixed currency operating income increased 11%, and adjusted fixed currency operating income increased 3%. Acquisition adjusted fixed currency operating income increased 3%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

Reported net interest expense increased in the quarter primarily reflecting debt exchange and extinguishment costs of $22 million offset by an increased mix of lower cost Euro interest and lower interest rates on exchanged and refinanced debt.

The reported income tax rate for the fourth quarter of 2017 was a negative 4.0% compared with the reported rate of 23.9% in the fourth quarter of 2016.  As a result of the U.S. Tax Cuts and Jobs Act and based on currently available information, Ecolab recorded a net discrete tax benefit of $161 million in the fourth quarter of 2017 or $0.55 per share. The net discrete tax benefit is a result of the remeasurement of U.S. deferred tax assets and liabilities at a lower enacted U.S. tax rate partially offset by tax expense from the tax on deemed repatriated earnings of foreign subsidiaries. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 23.3% in the fourth quarter of 2017 compared with 24.7% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies and geographic mix.

Fourth quarter 2017 reported net income attributable to Ecolab increased 54%. Excluding the impact of the new U.S. tax law, special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 10%.

Diluted earnings per share increased 56%. Adjusted diluted earnings per share rose 11% when compared against fourth quarter 2016. Currency translation had a $0.02 favorable impact on fourth quarter 2017 adjusted diluted earnings per share.

Ecolab did not engage in open market repurchases of its common stock during the fourth quarter of 2017.

Fourth Quarter 2017 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,292.0	$ 1,218.8	6%	5%
Operating income	220.1	209.9	5%	4%
Operating income margin	17.0%	17.2%
Acq. adj. operating income margin	17.1%	17.2%

Public currency
Sales	$ 1,337.6	$ 1,239.0	8%
Operating income	229.1	214.3	7%

Global Industrial acquisition adjusted fixed currency sales rose 5% led by Water, Food & Beverage and Life Sciences. Latin America, North America and Europe led the Global Industrial regional sales growth. Acquisition adjusted fixed currency operating income increased 4%  as improved pricing, sales volume gains and cost savings were offset by higher delivered product costs.

Global Institutional

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,220.6	$ 1,125.1	8%	3%
Operating income	259.6	252.7	3%	0%
Operating income margin	21.3%	22.5%
Acq. adj. operating income margin	22.0%	22.6%

Public currency
Sales	$ 1,251.1	$ 1,134.1	10%
Operating income	264.2	253.5	4%

Global Institutional acquisition adjusted fixed currency sales grew 3% led by Specialty. Sales for the segment showed good growth in North America and Asia Pacific. Acquisition adjusted fixed currency operating income was flat as pricing and sales volume gains were more than offset by innovation, new customer installation investments and higher delivered product costs.

Global Energy

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 853.2	$ 770.2	11%	12%
Operating income	102.4	101.8	1%	4%
Operating income margin	12.0%	13.2%
Acq. adj. operating income margin	12.0%	13.0%

Public currency
Sales	$ 868.2	$ 774.3	12%
Operating income	105.3	101.8	3%

Global Energy acquisition adjusted fixed currency sales increased 12% reflecting strong growth in the well stimulation business and good gains in production and downstream. Acquisition adjusted fixed currency operating income increased 4% as volume gains, pricing and the benefits from cost reduction actions were more than offset by higher delivered product costs and a rebuild of compensation reductions made in 2016.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 189.7	$ 203.6	(7)%	7%
Operating income	38.4	37.0	4%	12%
Operating income margin	20.2%	18.2%
Acq. adj. operating income margin	20.8%	20.0%

Public currency
Sales	$ 193.8	$ 204.7	(5)%
Operating income	39.6	37.3	6%

Other segment acquisition adjusted fixed currency sales increased 7% as Pest Elimination enjoyed strong growth, led by North America. Acquisition and divestiture adjusted fixed currency operating income increased 12% as pricing and sales volume gains more than offset increased field-related costs. The Equipment Care business was sold on November 1, 2017.

Corporate

The corporate segment expense includes amortization expense of $44 million in the fourth quarter of 2017 and $42 million in the fourth quarter of 2016 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special gains primarily related to the sale of the Equipment Care business, which were partially offset by special charges primarily related to fixed asset impairments and restructuring. This resulted in a net gain of $34 million ($3 million after tax due to the tax effect on the goodwill of the divested Equipment Care business).

Total special gains and charges for the fourth quarter of 2016 were insignificant on a net basis.

Adoption of New Accounting Standards

Beginning in 2018, Ecolab adopted the new FASB revenue recognition standard. We have reviewed our product and service offerings under the new standard and the SEC requirement for separation of them in our income statement.  As such, we will disclose product and service offerings separately in our income statement. We will also reclassify certain costs from Selling, General, and Administrative (SG&A) expenses to Cost of Sales (COS), to align with the costs of providing newly classified service revenue. We anticipate restating the 2016 and 2017 financial statements to align with the revised presentation.

Ecolab has also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension expense (income) will be recorded below operating income.  We have applied the new standard retrospectively, and will restate the 2016 and 2017 financial statements to reflect the adoption of the pension accounting standard.  Adoption and restatement of the pension accounting standard will not impact net income.

We anticipate providing the impact of the new standards on our 2017 income statement prior to the first quarter 2018 earnings release.

Business Outlook

The 2018 outlook shown below is consistent with the classification of costs within 2017. It does not reflect the reclassification of certain costs from SG&A expense to COS or the reclassification of certain components of pension income from SG&A to a new category that will be reported below operating income.

2018

Ecolab expects full year 2018 adjusted diluted earnings per share in the $5.25 to $5.45 range, rising 12% to 16%.

When compared with our 2017 performance, we expect improved acquisition adjusted fixed currency sales growth in all of our segments. We anticipate a higher adjusted gross margin as volume gains, pricing and cost efficiency actions more than offset higher delivered product costs, with a similar selling, general and administrative (“SG&A”) ratio to sales and slightly higher interest expense and a lower adjusted tax rate versus 2017 reflecting the impact of the recently enacted U.S. Tax Cuts and Jobs Act.

We expect special charges in 2018 to be $0.12 to $0.15 per share principally related to a previously announced $25 million commitment to the Ecolab Foundation as well as integration of previously announced acquisitions and previously announced restructuring plans.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such expected amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have an approximate $0.10 benefit to diluted earnings per share.

Our detailed outlook for the full year of 2018 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% to 48%
SG&A % of Sales	32% to 33%
Interest expense, net	approx. $240 million
Adjusted tax rate	approx. 22%
Noncontrolling interest	approx. $0.04
Adjusted EPS, excluding special gains and charges	$5.25 to $5.45
Diluted shares	approx. 292 million

Reported 2017 diluted earnings per share of $5.13 included special gains and charges and discrete tax items. Excluding these items, 2017 adjusted diluted earnings per share were $4.69.

2018 — First Quarter

Ecolab increased its first quarter 2018 adjusted diluted earnings per share forecast range to $0.85 to $0.93, rising 6% to 16% compared with adjusted diluted earnings per share of $0.80  a year ago. The previous forecast was for earnings per share of $0.84 to $0.92.

We expect year-on-year acquisition adjusted fixed currency sales growth in all our segments. Volume gains and higher pricing are expected to more than offset higher delivered product costs in the quarter.  We expect consolidated gross margins to be slightly lower than last year, with a higher SG&A ratio to sales, lower interest expense and an improved adjusted tax rate versus 2017 resulting from the new U.S. tax law referenced above.

We expect special charges in the first quarter of 2018 to be $0.06 to $0.09 per share principally related to the contribution to the Ecolab Foundation as well as integration of previously announced acquisitions and previously announced restructuring plans.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such expected amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be favorable $0.02 per share in the first quarter.

Our detailed outlook for the first quarter of 2018 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 46%
SG&A % of Sales	34% to 35%
Interest expense, net	approx. $60 million
Adjusted tax rate	approx. 22%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$0.85 to $0.93
Diluted shares	approx. 293 million

Reported first quarter 2017 diluted earnings per share of $0.86 included special gains and charges and discrete tax items. Excluding these items, first quarter 2017 adjusted diluted earnings per share were $0.80.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $14 billion and 48,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 first quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, global economic environment, investments in digital technology and information technology systems, foreign currency, special gains and charges and quantifiable discrete tax items and actions and impact associated with adoption of new accounting standards. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted interest expense
•	adjusted tax rate

•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin,  operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2017	2016	Change	2017	2016	Change

Net sales	$ 3,650.7	$ 3,352.1	9%	$ 13,838.3	$ 13,152.8	5%
Cost of sales (1)	1,950.7	1,745.1	12%	7,405.1	6,898.9	7%
Selling, general and administrative expenses	1,123.9	1,046.3	7%	4,417.1	4,299.4	3%
Special (gains) and charges (1)	(51.6)	3.8		(3.7)	39.5
Operating income	627.7	556.9	13%	2,019.8	1,915.0	5%
Interest expense, net (1)	77.8	68.3	14%	255.0	264.6	(4)%
Income before income taxes	549.9	488.6	13%	1,764.8	1,650.4	7%
Provision for income taxes	(21.8)	116.6	(119)%	242.4	403.3	(40)%
Net income including noncontrolling interest	571.7	372.0	54%	1,522.4	1,247.1	22%
Net income attributable to noncontrolling interest	5.8	5.7		14.0	17.5
Net income attributable to Ecolab	$ 565.9	$ 366.3	54%	$ 1,508.4	$ 1,229.6	23%

Earnings attributable to Ecolab per common share
Basic	$ 1.96	$ 1.26	56%	$ 5.21	$ 4.20	24%
Diluted	$ 1.93	$ 1.24	56%	$ 5.13	$ 4.14	24%

Weighted-average common shares outstanding
Basic	289.1	291.7	(1)%	289.6	292.5	(1)%
Diluted	293.6	295.5	(1)%	294.0	296.7	(1)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2017	2016		2017	2016

Cost of sales
Restructuring activities	$2.4	$(1.3)		$4.6	$(0.4)
Acquisition and integration costs	0.3	-		13.2
Fixed asset impairment and other charges	15.1	-		26.2	10.0
Energy related charges	-	11.6		-	62.6
Inventory costs		(6.2)			(6.2)
Subtotal	17.8	4.1		44.0	66.0

Special (gains) and charges
Restructuring activities	5.3	(1.9)		39.9	(8.7)
Acquisition and integration costs	2.7	3.6		15.4	8.6
Gain on sale of business	(46.1)	-		(46.1)	-
Energy related charges	-	1.6		-	14.2
Venezuela related gain	(3.0)			(11.5)	(7.8)
Other	(10.5)	0.5		(1.4)	33.2
Subtotal	(51.6)	3.8		(3.7)	39.5

Interest expense, net	21.9	-		21.9	-

Total special (gains) and charges	$(11.9)	$7.9		$62.2	$105.5

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 1,292.0	$ 1,218.8	6%	$ 1,337.6	$ 1,239.0	8%
Global Institutional	1,220.6	1,125.1	8%	1,251.1	1,134.1	10%
Global Energy	853.2	770.2	11%	868.2	774.3	12%
Other	189.7	203.6	(7)%	193.8	204.7	(5)%
Subtotal at fixed currency rates	3,555.5	3,317.7	7%	3,650.7	3,352.1	9%
Currency impact	95.2	34.4	*	-	-	*
Consolidated reported GAAP net sales	$ 3,650.7	$ 3,352.1	9%	$ 3,650.7	$ 3,352.1	9%

Operating Income
Global Industrial	$ 220.1	$ 209.9	5%	$ 229.1	$ 214.3	7%
Global Institutional	259.6	252.7	3%	264.2	253.5	4%
Global Energy	102.4	101.8	1%	105.3	101.8	3%
Other	38.4	37.0	4%	39.6	37.3	6%
Corporate	(9.7)	(49.7)	*	(10.5)	(50.0)	*
Subtotal at fixed currency rates	610.8	551.7	11%	627.7	556.9	13%
Currency impact	16.9	5.2	*	-	-	*
Consolidated reported GAAP operating income	$ 627.7	$ 556.9	13%	$ 627.7	$ 556.9	13%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 4,878.5	$ 4,687.2	4%	$ 4,974.4	$ 4,766.6	4%
Global Institutional	4,744.9	4,440.1	7%	4,802.5	4,483.5	7%
Global Energy	3,199.3	3,075.8	4%	3,230.0	3,092.9	4%
Other	823.5	801.7	3%	831.4	809.8	3%
Subtotal at fixed currency rates	13,646.2	13,004.8	5%	13,838.3	13,152.8	5%
Currency impact	192.1	148.0	*	-	-	*
Consolidated	$ 13,838.3	$ 13,152.8	5%	$ 13,838.3	$ 13,152.8	5%

Operating Income
Global Industrial	$ 722.0	$ 720.0	0%	$ 740.7	$ 735.9	1%
Global Institutional	985.7	950.5	4%	993.8	956.7	4%
Global Energy	338.5	346.7	(2)%	344.2	349.2	(1)%
Other	149.3	145.2	3%	151.2	147.2	3%
Corporate	(208.6)	(272.6)	*	(210.1)	(274.0)	*
Subtotal at fixed currency rates	1,986.9	1,889.8	5%	2,019.8	1,915.0	5%
Currency impact	32.9	25.2	*	-	-	*
Consolidated	$ 2,019.8	$ 1,915.0	5%	$ 2,019.8	$ 1,915.0	5%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2017	2016
Assets
Current assets
Cash and cash equivalents	$ 211.4	$ 327.4
Accounts receivable, net	2,574.1	2,341.2
Inventories	1,445.9	1,319.4
Other current assets	365.0	291.4
Total current assets	4,596.4	4,279.4

Property, plant and equipment, net	3,707.1	3,365.0
Goodwill	7,167.1	6,383.0
Other intangible assets, net	4,017.6	3,817.8
Other assets	474.2	485.0
Total assets	$ 19,962.4	$ 18,330.2

Liabilities and Equity
Current liabilities
Short-term debt	$ 564.4	$ 541.3
Accounts payable	1,177.1	983.2
Compensation and benefits	549.4	516.3
Income taxes	183.6	87.4
Other current liabilities	957.3	891.2
Total current liabilities	3,431.8	3,019.4

Long-term debt	6,758.3	6,145.7
Postretirement health care and pension benefits	1,025.5	1,019.2
Deferred income taxes	642.8	970.2
Other liabilities	415.3	204.8
Total liabilities	12,273.7	11,359.3

Equity
Common stock	354.7	352.6
Additional paid-in capital	5,435.7	5,270.8
Retained earnings	8,045.4	6,975.0
Accumulated other comprehensive loss	(1,642.3)	(1,712.9)
Treasury stock	(4,575.0)	(3,984.4)
Total Ecolab shareholders’ equity	7,618.5	6,901.1
Noncontrolling interest	70.2	69.8
Total equity	7,688.7	6,970.9
Total liabilities and equity	$ 19,962.4	$ 18,330.2

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2017	2016	2017	2016

Net sales
Reported GAAP net sales	$ 3,650.7	$ 3,352.1	$ 13,838.3	$ 13,152.8
Effect of foreign currency translation	(95.2)	(34.4)	(192.1)	(148.0)
Non-GAAP fixed currency sales	3,555.5	3,317.7	13,646.2	13,004.8
Effect of acquisitions and divestitures	(83.1)	(41.0)	(265.2)	(102.3)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,472.4	$ 3,276.7	$ 13,381.0	$ 12,902.5

Cost of sales
Reported GAAP cost of sales	$ 1,950.7	$ 1,745.1	$ 7,405.1	$ 6,898.9
Special (gains) and charges	17.8	4.1	44.0	66.0
Non-GAAP cost of sales	$ 1,932.9	$ 1,741.0	$ 7,361.1	$ 6,832.9

Gross margin
Reported GAAP gross margin	46.6%	47.9%	46.5%	47.5%
Non-GAAP adjusted gross margin	47.1%	48.1%	46.8%	48.0%

Operating income
Reported GAAP operating income	$ 627.7	$ 556.9	$ 2,019.8	$ 1,915.0
Effect of foreign currency translation	(16.9)	(5.2)	(32.9)	(25.2)
Non-GAAP fixed currency operating income	610.8	551.7	1,986.9	1,889.8
Special (gains) and charges	(33.8)	7.9	40.3	105.5
Non-GAAP adjusted fixed currency operating income	577.0	559.6	2,027.2	1,995.3
Effect of acquisitions and divestitures	(6.3)	(5.3)	(31.5)	(17.6)
Non-GAAP acquisition adjusted fixed currency operating income	$ 570.7	$ 554.3	$ 1,995.7	$ 1,977.7

Operating income margin
Reported GAAP operating income margin	17.2%	16.6%	14.6%	14.6%
Non-GAAP adjusted fixed currency operating income margin	16.2%	16.9%	14.9%	15.3%

Interest expense, net
Reported GAAP interest expense, net	$ 77.8	$ 68.3	$ 255.0	$ 264.6
Special (gains) and charges, after tax	21.9	-	21.9	-
Non-GAAP adjusted interest expense, net	$ 55.9	$ 68.3	$ 233.1	$ 264.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2017	2016	2017	2016

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 565.9	$ 366.3	$ 1,508.4	$ 1,229.6
Special (gains) and charges, after tax	2.8	1.6	56.0	62.4
Discrete tax net expense (benefit)	(162.0)	0.3	(186.2)	3.9
Non-GAAP adjusted net income attributable to Ecolab	$ 406.7	$ 368.2	$ 1,378.2	$ 1,295.9

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.93	$ 1.24	$ 5.13	$ 4.14
Special (gains) and charges, after tax	0.01	0.01	0.19	0.21
Discrete tax net expense (benefit)	(0.55)	0.00	(0.63)	0.01
Non-GAAP adjusted diluted EPS	$ 1.39	$ 1.25	$ 4.69	$ 4.37

Provision for Income Taxes
Reported GAAP tax rate	(4.0)%	23.9%	13.7%	24.4%
Special gains and charges	(2.8)	0.9	(0.1)	1.0
Discrete tax items	30.1	(0.1)	10.2	(0.2)
Non-GAAP adjusted tax rate	23.3%	24.7%	23.8%	25.2%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended December 31
	2017			2016
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,292.0	($17.3)	$ 1,274.7	$ 1,218.8	($1.7)	$ 1,217.1
Global Institutional	1,220.6	(63.7)	1,156.9	1,125.1	(2.5)	1,122.6
Global Energy	853.2	-	853.2	770.2	(7.9)	762.3
Other	189.7	(2.1)	187.6	203.6	(28.9)	174.7
Subtotal at fixed currency rates	3,555.5	(83.1)	3,472.4	3,317.7	(41.0)	3,276.7
Currency impact	95.2			34.4
Consolidated reported GAAP net sales	$ 3,650.7			$ 3,352.1

Operating Income
Global Industrial	$ 220.1	($1.6)	$ 218.5	$ 209.9	($0.8)	$ 209.1
Global Institutional	259.6	(5.6)	254.0	252.7	0.5	253.2
Global Energy	102.4	0.3	102.7	101.8	(2.9)	98.9
Other	38.4	0.6	39.0	37.0	(2.1)	34.9
Corporate	(43.5)	-	(43.5)	(41.8)	-	(41.8)
Adjusted at fixed currency rates	577.0	(6.3)	570.7	559.6	(5.3)	554.3
Special (gains) and charges	(33.8)			7.9
Reported OI at fixed currency rates	610.8			551.7
Currency impact	16.9			5.2
Consolidated reported GAAP operating income	$ 627.7			$ 556.9

	Year Ended December 31
	2017			2016
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,878.5	($46.7)	$ 4,831.8	$ 4,687.2	($11.0)	$ 4,676.2
Global Institutional	4,744.9	(207.4)	4,537.5	4,440.1	(28.9)	4,411.2
Global Energy	3,199.3	(9.0)	3,190.3	3,075.8	(33.5)	3,042.3
Other	823.5	(2.1)	821.4	801.7	(28.9)	772.8
Subtotal at fixed currency rates	13,646.2	(265.2)	13,381.0	13,004.8	(102.3)	12,902.5
Currency impact	192.1			148.0
Consolidated reported GAAP net sales	$ 13,838.3			$ 13,152.8

Operating Income
Global Industrial	$ 722.0	($3.4)	$ 718.6	$ 720.0	($2.5)	$ 717.5
Global Institutional	985.7	(25.8)	959.9	950.5	0.8	951.3
Global Energy	338.5	(2.9)	335.6	346.7	(13.8)	332.9
Other	149.3	0.6	149.9	145.2	(2.1)	143.1
Corporate	(168.3)	-	(168.3)	(167.1)	-	(167.1)
Adjusted at fixed currency rates	2,027.2	(31.5)	1,995.7	1,995.3	(17.6)	1,977.7
Special (gains) and charges	40.3			105.5
Reported OI at fixed currency rates	1,986.9			1,889.8
Currency impact	32.9			25.2
Consolidated reported GAAP operating income	$ 2,019.8			$ 1,915.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87	$ 1.34	$ 3.20	$ 1.93	$ 5.13
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.55	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93	$ 1.37	$ 3.30	$ 1.39	$ 4.69

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually insignificant items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually insignificant items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter.  The fourth quarter 2017 special (gains) and charges also included a  gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax,  which were partially offset by tax benefits on the repatriation of cash to the U.S of $7.8 million, net of tax.

(4) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, and $2.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, and third quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits of $162.0 million were driven primarily by the repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by the U.S. tax reform one time repatriation tax on foreign earnings.